Exhibit 99.1

Global Brass and Copper Holdings, Inc. Announces CFO Robert Micchelli to Retire; Christopher Kodosky Named as CFO Effective July 1, 2016

SCHAUMBURG, IL. - May 2, 2016 -- Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced that Robert Micchelli will retire from GBC at the beginning of 2017. Mr. Micchelli will step down from his full-time role as Chief Financial Officer effective July 1, 2016. At that time, Christopher Kodosky, Vice President of Finance for GBC, will be appointed Chief Financial Officer. Mr. Micchelli will continue to serve in an advisory capacity until his retirement in early 2017 to help ensure a smooth transition of accountabilities.

“Bob has been instrumental to GBC’s success and an outstanding steward of our financial strategy who has instilled a culture of financial accountability since joining as CFO in 2008. He has guided us through critical transitions including a private equity sponsored acquisition, a comprehensive business restructuring, our initial public offering in 2013, and the establishment of GBC as a successful NYSE listed company,” said John Wasz, GBC’s President and Chief Executive Officer. “On behalf of the board and management team, I thank Bob for establishing the overarching financial management infrastructure and positioning GBC for future growth. I look forward to continuing to work with him until his planned retirement as he serves as an advisor to the company."

"We are excited to welcome Christopher to his new role as CFO,” Wasz continued. “Christopher has acquired a thorough understanding of our organization, our segments and the industries that we serve. I am confident that this knowledge along with his extensive financial expertise, business management and leadership skills will result in significant contributions to the future success of our company."

Mr. Kodosky joined GBC’s executive team in December 2014 as the Vice President of Finance accountable for all aspects of GBC’s financial reporting, corporate and income tax accounting, internal controls, treasury and risk management, business analysis and strategic planning. In addition to effecting improvements in these areas, he has also led the development of various acquisition processes that have better positioned the company for growth.

Prior to joining GBC, Christopher was employed in various capacities within AMCOL International Corporation for ten years, most recently as CFO of its performance materials segment. He also served as the VP Finance and Corporate Controller for GVW Holdings and, prior to that, provided merger and acquisition services as an employee of PricewaterhouseCoopers. Christopher earned an Executive MBA from the Northwestern University Kellogg School of Management and a degree in accountancy from the University of Illinois at Urbana-Champaign, and he is also a Certified Public Accountant.

About Global Brass and Copper

Global Brass and Copper Holdings, Inc. through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding and stamping to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Robert T. Micchelli
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

David Beré
FTI Consulting
(312) 252-4035